UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 15, 2017

Vericel Corporation

(Exact name of registrant as specified in its charter)

Michigan	001-35280	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

64 Sidney St.
Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 418-4400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry into a Material Definitive Agreement.

Orsini Distribution Agreement

On May 15, 2017, Vericel Corporation (the “Company”) entered into a distribution agreement (the “Distribution Agreement”) with Orsini Pharmaceutical Services, Inc. (“Orsini”) to appoint Orsini as a specialty pharmacy distributor of Carticel® (autologous cultured chondrocytes), the Company’s autologous chondrocyte implant for the treatment of cartilage defects in the knee in patients who have had an inadequate response to a prior arthroscopic or other surgical repair procedure, and MACI® (autologous cultured chondrocytes on porcine collagen membrane), the Company’s autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults (collectively, the “Products”), to patient’s physicians and other healthcare providers performing surgical procedures that require the use of the Products in the United States and Puerto Rico, as further specified in the Distribution Agreement. Orsini will work with Vericel’s service provider, Pro-Spectus, Inc., for the management of patient cases related to the Products.

The initial term of the Distribution Agreement shall end on May 15, 2019. Thereafter, the parties may renew the Distribution Agreement, upon mutual agreement, for two additional two-year terms. Either the Company or Orsini may terminate the Distribution Agreement for any reason upon 90 days’ written notice to the other party.

Either the Company or Orsini may immediately terminate the Distribution Agreement by written notice for cause if the other party is or becomes insolvent, appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors. In addition, either party may terminate the Distribution Agreement by written notice if the other party has a trustee, receiver, or custodian of its assets appointed, and such proceeding or person is not dismissed within 30 days.

Either the Company or Orsini may terminate the Distribution Agreement if it believes that the other party has breached any provision of the Distribution Agreement and, should any such default occur, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within 60 days, the Distribution Agreement may be terminated by the non-defaulting party upon notice of such; provided, however, if the defaulting party has commenced to cure such breach within such 60 days, but such cure is not completed within such 60 days, it will have a reasonable time to complete its cure if it diligently pursues the cure until completion.

The foregoing is a summary description of the terms and conditions of the Distribution Agreement that are material to the Company. The foregoing description of the material terms of the Distribution Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Distribution Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 or as an amendment to this Form 8-K. In addition to the foregoing, the Distribution Agreement contains customary terms and conditions, including, but not limited to, certain representations and warranties, provisions related to indemnification, confidentiality and assignment. There are no material relationships between the Company and Orsini other than in respect of the Distribution Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

On May 15, 2017, the Company entered into a Fifth Amendment to the Services Agreement (the “Fifth Amendment”) by and between the Company and Dohmen Life Science Services, LLC (“DLSS”), dated April 5, 2016, as amended (the “Services Agreement”), mutually terminating the Services Agreement effective as of June 30, 2017. There are no material relationships between the Company and DLSS other than in respect of the Services Agreement. There were no early termination penalties incurred by the Company. On April 5, 2016, the Company entered into the Services Agreement with DLSS for the provision of certain administrative and clinical support services for Carticel® and MACI® initially on an exclusive basis, as further specified in the Services Agreement.

The foregoing description of the Services Agreement is qualified by reference to the full text of the Services Agreement, a copy of which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2016, as amended by the First Amendment thereto, a copy of which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q on August 8, 2016, the Second Amendment thereto, a copy of which was filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on August 8, 2016, the Third

Amendment thereto, a copy of which was filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on November 7, 2016, the Fourth Amendment thereto, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 25, 2016, and the Fifth Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 or as an amendment to this Form 8-K, all of which are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vericel Corporation

Date: May 19, 2017	By:	/s/ Gerard Michel
Name: Gerard Michel
Title: Chief Financial Officer and Vice President, Corporate Development